Exhibit 99.3
[LETTERHEAD OF UBS SECURITIES LLC]
The Board of Directors
thinkorswim Group Inc.
45 Rockefeller Plaza
Suite 2012
New York, New York 10111
Dear Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated January 7, 2009, to the Board of Directors of thinkorswim Group Inc. (“thinkorswim”) as Appendix C to, and to the reference thereto under the captions “SUMMARY — UBS Securities LLC Provided an Opinion to the thinkorswim Board of Directors” and “THINKORSWIM PROPOSAL 1 — THE MERGER — Opinion of UBS Securities LLC” in, the proxy statement/prospectus relating to the proposed merger involving thinkorswim and TD AMERITRADE Holding Corporation (“TD AMERITRADE” and, such proxy statement/prospectus, the “Proxy Statement/Prospectus”), which Proxy Statement/Prospectus is a part of the Registration Statement on Form S-4 of TD AMERITRADE. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ UBS Securities LLC

UBS SECURITIES LLC

February 10, 2009